Exhibit 99.1

Moody’s Corporation Names Michael S. Crimmins SVP – Corporate Controller of Moody’s Corporation

NEW YORK, JUNE 1, 2016 — Moody’s Corporation (NYSE:MCO) announced today that Michael S. Crimmins has been named Senior Vice President – Corporate Controller of Moody’s Corporation. He will succeed Jay McCabe, who will retire on July 31, 2016.

Mr. Crimmins joined Moody’s in 2004 and is currently Managing Director – Assistant Corporate Controller. In his new role, he will be responsible for Moody’s global accounting and financial reporting, including tax, internal financial controls and regulatory reporting.

“Mike’s long tenure, along with his extensive experience in accounting, reporting and financial controls, are important assets for the company as he assumes his new role,” said Linda S. Huber, Executive Vice President and Chief Financial Officer of Moody’s Corporation.

Prior to Moody’s, Mr. Crimmins held positions at Deloitte and PriceWaterhouseCoopers. He holds a B.A. in Economics from the University of North Carolina at Chapel Hill and a Masters of Accounting from University of Southern California. He is a New York State Certified Public Accountant.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.5 billion in 2015, employs approximately 10,800 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

Salli Schwartz

Global Head of Investor Relations and Communications

212.553.4862

sallilyn.schwartz@moodys.com

or

Michael Adler

Senior Vice President

Corporate Communications

212.553.4667

michael.adler@moodys.com

###